SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

BlackRock California Municipal Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.
2

From time to time, Saba Capital Management, L.P., Boaz R. Weinstein or their affiliates in the solicitation may reference or quote from the below article, in whole or in part.

3

The New York Times

By Andrew Ross Sorkin, Ravi Muttu, Bernhard Warner, Sarah Kessler, Michael J. de la Merced, Lauren Hirsch and Ephrat Livni

May 10, 2023

Relevant excerpt from full newsletter below.

The finance mogul taking on BlackRock over E.S.G.

The hedge fund mogul Boaz Weinstein has profited for years by shaking up closed-end funds, a class of publicly traded investment vehicles that can sometimes trade at wide discounts to their net asset value.

Now his $4.4 billion firm, Saba Capital Management, is taking on BlackRock. Weinstein is seeking board seats on three of its funds to force changes that he says would lift their stock performance. The twist: He argues that the investment giant, which has championed good corporate governance over the past decade, isn’t living up to its own ideals.

Weinstein has attacked how the funds are run. He criticized provisions at the three vehicles — known by their ticker symbols BIGZ, BFZ and ECAT — that allow only some of its directors (known as trustees) to be up for election in any year, permit those trustees to serve on dozens of other boards at the same time and limit the voting rights of some shareholders.

Weinstein called on fellow shareholders in the funds to back his hedge fund’s four nominees for trustee roles. A date hasn’t yet been set for the funds’ annual meetings.

Weinstein is accusing BlackRock of hypocrisy. The asset management giant has cast itself as a defender of investors, particularly through its embrace of the environmental, social and corporate governance movement, or E.S.G. But Weinstein says the firm acts differently when it’s in charge.

“After clearly defining the E.S.G. standards it demands as a shareholder and professing to set the bar for the industry, one would expect BlackRock to hold itself to an even higher standard,” Weinstein told DealBook in a statement. “But it turns out, it does the complete opposite when it comes to its own funds.”

BlackRock urged investors to reject Weinstein’s candidates. The firm told DealBook that it and its funds’ trustees “both act in full accordance with their fiduciary obligations and in the best interests of all fund shareholders,” adding that they “are qualified, experienced stewards who have demonstrated their ability to create sustainable long-term value.”

The two have clashed before. In 2019, Weinstein sued BlackRock after it tried to block him from nominating trustees, arguing then, as now, that it wasn’t practicing the good-governance principles it preaches.

Weinstein won the right to nominate candidates, though a Delaware Court allowed BlackRock to reject them on technical grounds — but he eventually got what he wanted when the investment firm later took steps he favored to close their valuation discounts.

4